Exhibit 99.1

AMC NETWORKS INC. REPORTS FIRST QUARTER 2015 RESULTS

First Quarter 2015 Highlights(1):

•	Net revenues increased 27.5% to $669 million

•	AOCF[2] increased 55.1% to $259 million

•	Operating income increased 56.3% to $231 million
New York, NY - May 4, 2015: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2015.

"AMC Networks is off to a strong start in 2015, with returns on our content investments generating significant growth in our revenues, AOCF and operating income," said Josh Sapan, President and Chief Executive Officer of AMC Networks. "Viewers continue to embrace our original programming, including AMC's 'The Walking Dead' and our new original series 'Better Call Saul,’ which was the most-watched new series on cable in key advertiser demos, this broadcast season. Our international business is developing well, with our portfolio of global channels and strong local brands benefitting from growing demand from distributors. AMC Networks continues to operate from a position of strength, with high quality programming, clearly defined brands and strong audience support that drives financial performance and our ability to create value for shareholders."

First quarter net revenues increased $144 million, or 27.5%, to $669 million over the first quarter of 2014, led by 25.4% growth at National Networks and 38.9% growth at International and Other versus the prior year period. Adjusted Operating Cash Flow (“AOCF”)2 totaled $259 million, an increase of 55.1%, or $92 million, versus the prior year period. National Networks AOCF increased 42.5%, or $76 million, and International and Other AOCF increased $17 million versus the prior year period. Operating income was $231 million, an increase of 56.3%, or $83 million, versus the prior year period. The operating income increase resulted from 42.5% growth at National Networks and a decrease of $11 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, results reflected the impact of the Chellomedia and BBC AMERICA acquisitions.

First quarter net income from continuing operations was $121 million ($1.66 per diluted share), compared with $72 million ($0.99 per diluted share) in the first quarter of 2014. The increase resulted primarily from the growth in operating income.

For the three months ended March 31, 2015, net cash provided by operating activities was $80 million and Free Cash Flow2 was $62 million. These amounts represent an increase of $6 million and a decrease of $6 million, respectively, compared to the prior year period. The decrease in Free Cash Flow was primarily related to an increase in capital expenditures which more than offset the improved operating performance.

1. Comparative results affected by the Chellomedia and BBC AMERICA acquisitions in 2014.
2. See definition of Adjusted Operating Cash Flow (“AOCF”) and Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Segment Results

(Dollars in thousands)	Three Months Ended March 31,
	2015	2014	Change
Net revenues:
National Networks	$562,848	$448,680	25.4%
International and Other	106,355	76,578	38.9%
Inter-segment eliminations	(521)	(704)	(26.0)%
Total net revenues	$668,682	$524,554	27.5%

AOCF:
National Networks	$253,258	$177,745	42.5%
International and Other	5,679	(11,047)	(151.4)%
Inter-segment eliminations	281	409	(31.3)%
Total AOCF	$259,218	$167,107	55.1%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.

National Networks revenues for the first quarter 2015 increased 25.4% to $563 million, AOCF grew 42.5% to $253 million, and operating income rose 42.5% to $240 million, all compared to the prior year period.

Growth in revenues was primarily led by a 25.3% increase in advertising revenues to $260 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC, as well as the inclusion of BBC AMERICA in the current year period. Distribution revenues increased 25.6% to $302 million. The growth in distribution revenues was primarily attributable to increases in affiliate fees, including the inclusion of BBC AMERICA, as well as increases in licensing revenues.

First quarter AOCF increased 42.5% to $253 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses as well as the inclusion of BBC AMERICA in the current year period. The increase in operating income primarily reflected the growth in AOCF.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing online content distribution initiatives.

International and Other revenues for the first quarter of 2015 increased $30 million to $106 million, AOCF improved $17 million to $6 million, and operating loss decreased $11 million to $10 million, all compared to the prior year period.

First quarter revenues increased primarily as a result of the Company’s acquisition of Chellomedia.

First quarter AOCF primarily reflected the impact of the Chellomedia acquisition, most notably the absence of $14 million in acquisition related costs incurred in the prior year period as well as the inclusion of three months of activity in the current year period (as compared to two months of activity in the prior year period). Operating loss results reflected the improvement in AOCF, partially offset by an increase in depreciation and amortization expense.

Other Matters

BBC AMERICA Transaction

As previously disclosed, on October 23, 2014, the Company entered into a long-term equity partnership agreement with BBC Worldwide. Under the terms of the agreement, the Company invested $200 million to acquire a 49.9% equity stake in the cable channel BBC AMERICA. The Company has operational control of BBC AMERICA and its results are included in the Company’s consolidated statement of income from the agreement date, October 23, 2014, to March 31, 2015, which affects the comparability of our results.

Chellomedia Acquisition

As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014, to March 31, 2015, which affects the comparability of our results.

Please see the Company’s Form 10-Q for the period ended March 31, 2015 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expense or credit. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

The Company defines Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

The Company defines Adjusted Earnings Per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 8 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its first quarter 2015 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 23051718.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.
Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2015 and 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues, net	$668,682	$524,554
Operating expenses:
Technical and operating (excluding depreciation and amortization)	262,173	217,170
Selling, general and administrative	154,579	145,357
Restructuring expense	656	—
Depreciation and amortization	20,527	14,394
	437,935	376,921
Operating income	230,747	147,633
Other income (expense):
Interest expense	(33,024)	(31,772)
Interest income	437	341
Miscellaneous, net	(10,230)	(5,110)
	(42,817)	(36,541)
Income from continuing operations before income taxes	187,930	111,092
Income tax expense	(61,254)	(39,105)
Income from continuing operations	126,676	71,987
Loss from discontinued operations, net of income taxes	—	(750)
Net income including noncontrolling interests	126,676	71,237
Net (income) loss from noncontrolling interests	(5,756)	130
Net income attributable to AMC Networks’ stockholders	$120,920	$71,367

Basic net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$1.67	$1.00
Loss from discontinued operations	$—	$(0.01)
Net income	$1.67	$0.99

Diluted net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$1.66	$0.99
Loss from discontinued operations	$—	$(0.01)
Net income	$1.66	$0.98

Weighted average common shares:
Basic weighted average common shares	72,206	71,775
Diluted weighted average common shares	72,970	72,759

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$253,258	$(7,361)	$(5,410)	$(66)	$240,421
International and Other	5,679	(13,166)	(1,878)	(590)	(9,955)
Inter-segment eliminations	281	—	—	—	281
Total	$259,218	$(20,527)	$(7,288)	$(656)	$230,747

	Three Months Ended March 31, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$177,745	$(4,907)	$(4,167)	$—	$168,671
International and Other	(11,047)	(9,487)	(913)	—	(21,447)
Inter-segment eliminations	409	—	—	—	409
Total	$167,107	$(14,394)	$(5,080)	$—	$147,633

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
National Networks Subscribers (a)
AMC	94,600	95,000	96,900
WE tv	85,000	85,400	85,200
BBC AMERICA	78,100	78,200	79,200
IFC	73,500	73,700	72,400
SundanceTV	57,400	56,600	57,200

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	March 31, 2015
Cash and cash equivalents	$194,307
Promissory note payable	40,000
Credit facility debt (a)	1,461,500
Senior notes (a)	1,300,000
Total debt	$2,801,500
Net debt	$2,607,193
Capital leases	29,271
Net debt and capital leases	$2,636,464
LTM AOCF (b)	$751,590
Leverage ratio (c)	3.5 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)
Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Three Months Ended March 31,
	2015	2014
Net cash provided by operating activities	$80,195	$74,599
Less: capital expenditures	(18,248)	(6,189)
Free cash flow	$61,947	$68,410

Adjusted Earnings Per Diluted Share

	Three Months Ended March 31,
	2015	2014
Earnings per diluted share from continuing operations	$1.66	$0.99
Amortization of acquisition-related intangible assets, net of tax (a)	0.10	0.05
Adjusted earnings per diluted share	$1.76	$1.04

(a)	Amortization of acquisition-related intangible assets was $11 million for the three months ended March 31, 2015 and $6 million for the three months ended March 31, 2014.